Exhibit 99.1

        York International Appoints C. David Myers, President;
   David Kornblatt named Vice President and Chief Financial Officer


    YORK, Pa.--(BUSINESS WIRE)--June 24, 2003--York International Corporation today announced that it has named C. David Myers as President and David Kornblatt as Vice President and Chief Financial Officer. Michael R. Young, York's Chief Executive Officer, will continue in that role concentrating his efforts on strategic issues, product development and business planning.
    Myers, who has been Executive Vice President and Chief Financial Officer, is an experienced executive who has served a number of leadership roles with YORK. He previously held the positions of Vice President, Finance for the Engineered Systems Group, Corporate Controller, and Director of Finance for the Airside Products Group. Prior to joining YORK, Myers was a Senior Manager of KPMG, LLP. A certified public accountant, he holds a Bachelor of Science degree from Pennsylvania State University.
    Myers will have direct responsibility for all of York's global operational activities and corporate functions. This promotion not only recognizes Myers' knowledge of York's business and continuing important contributions, but also positions Myers and Young to ensure a smooth leadership transition upon Young's planned retirement in 2004.
    Kornblatt is a finance executive with 20 years of experience in operating unit, corporate and professional services positions, and brings a unique combination of strong technical financial skills, business knowledge and an extensive background in international activities. He was most recently Vice President, Finance for the YORK Americas, the lead finance executive representing YORK's businesses in the USA and Latin America. Previous to that he was Vice President, Finance for the ESG Global Group, with worldwide finance responsibilities. Prior to joining YORK, Kornblatt was Director of Taxes for The Gillette Company in London, England. He was Director of Taxes for YORK from 1993 to 1998, and prior thereto, a Senior Tax Manager with KPMG.
    Kornblatt will have responsibility for corporate accounting, tax, treasury, financial planning and reporting, information technology, audit, and investor relations. He holds a Bachelor of Science degree from Drexel University and is a certified public accountant.
    Commenting on the appointments, Young said, "I am pleased to have these two talented executives in key operational and financial management positions. Both Dave Myers and Dave Kornblatt have a proven track record and I am confident they will provide excellent leadership."
    York International Corporation is a full-line, global manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 23,000 employees worldwide.


    CONTACT: York International Corporation
             David Myers, 717/771-6183